Exhibit 107
Calculation of Filing Fee Tables
Form 424(b)(2)
(Form Type)
Grupo Financiero Galicia S.A.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity (1)	Class B ordinary shares, par value Ps.1.00 per share (including Class B ordinary shares represented by American Depositary Shares), issuable upon exercise of subscription rights	457(r)	17,740,040	$53.82	$95,476,895.28	0.00015310	$14,617.51
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$95,476,895.28		$14,617.51
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$14,617.51

(1)All of the Class B ordinary shares being registered hereby are represented by ADSs, each of which represents 10 Class B ordinary shares. ADSs have been registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-175170).

The prospectus supplement to which this Exhibit is attached is a final prospectus supplement for the related offering. The maximum aggregate offering price of such offering is $95,476,895.28.